Exhibit 8.1

November 6, 2025

SilverBox Corp IV
8701 Bee Cave Road
East Building, Suite 310
Austin, TX 78746

Ladies and Gentlemen:

We have acted as United States tax counsel to SilverBox Corp IV, a Cayman Islands exempted company (“SilverBox”), in connection with the Business Combination Agreement, dated as of August 6, 2025 (as amended through the date hereof, the “BCA”), by and among SilverBox, Parataxis Holdings Inc., a Delaware corporation (“Pubco”), PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with the SPAC Merger Sub, the “Merger Subs”), Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis”), SilverBox Sponsor IV LLC, a Delaware limited liability company, solely in the capacity as the representative of the shareholders of SilverBox, and Edward Chin, solely in the capacity as the representative of the members of Parataxis, pursuant to which, among other things, SilverBox agreed to combine with Parataxis in a series of transactions that will result in Pubco becoming a publicly-traded company on the New York Stock Exchange. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Registration Statement (as defined below).

This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-289994) (as amended through the date hereof, the “Registration Statement”) initially filed by PubCo on September 3, 2025.

You have requested our opinion concerning the discussion set forth in the sections entitled “Material U.S. Federal Income Tax Considerations— Tax Consequences of the Domestication to U.S. Holders” and “Material U.S. Federal Income Tax Considerations—Tax Consequences of Business Combination to U.S. Holders” in the Registration Statement.  In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the BCA (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of SilverBox and PubCo, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

November 6, 2025

In addition, we have assumed, with your consent, that:

1.            Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Business Combination) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.            Each of the Domestication and the Business Combination will be consummated in the manner contemplated by, and in accordance with the provisions of, the BCA and Registration Statement, and each of the Domestication, SPAC Merger and Company Merger will be effective under the laws of the State of Delaware;

3.            All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Business Combination, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Business Combination;

4.            Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation,” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Business Combination, in each case without such qualification; and

5.            The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA and Registration Statement.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations— Tax Consequences of the Domestication to U.S. Holders” and “Material U.S. Federal Income Tax Considerations—Tax Consequences of Business Combination to U.S. Holders”, insofar as they address the material U.S. federal income tax considerations of (i) the Domestication to the U.S. holders of SilverBox Class A Ordinary Shares and SilverBox Warrants and (ii) the Business Combination to U.S. holders of SilverBox Common Shares that exchange their SilverBox Common Shares in the Business Combination for Pubco Common Stock and U.S. holders of SilverBox Warrants that exchange their SilverBox Warrants in the Business Combination for PubCo Warrants, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

November 6, 2025

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.            This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Domestication and the Business Combination. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.            No opinion is expressed as to any transaction other than the Domestication and the Business Combination as described in the BCA or to any matter whatsoever, including the Domestication and the Business Combination, if, to the extent relevant to our opinion, either any or all the transactions described in the BCA are not consummated in accordance with the terms of the BCA and without waiver or breach of any provisions thereof or any or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

November 6, 2025

Very truly yours,

PAUL HASTINGS LLP